Exhibit 99.1

SpyGlass Pharma Announces Positive 4-Year Data From First-in-Human Trial of Its Innovative BIM-IOL System

Groundbreaking 4-year safety and efficacy results:
•37% reduction in mean intraocular pressure (IOP) across all dose groups
•86% of patients remained off all topical IOP-lowering drops
•90% of patients maintained ≥20/25 best corrected distance visual acuity (BCDVA)
•No product-related adverse events were reported

IRVINE, Calif., October 19, 2026 – SpyGlass Pharma, Inc. (Nasdaq: SGP) (“SpyGlass Pharma” or “Company”), a late-stage biopharmaceutical company dedicated to transforming the treatment paradigm for patients living with chronic eye conditions through long-acting, sustained drug delivery of approved medicines, today announced positive 4-year first-in-human (FIH) trial results for the Bimatoprost Drug Pad-IOL System (BIM-IOL System) in patients with mild-to-moderate open angle glaucoma (OAG) or ocular hypertension (OHT) undergoing routine cataract surgery. SpyGlass Pharma designed the FIH trial to evaluate the safety and efficacy of the BIM-IOL System in patients for seven years.

Interim safety and efficacy data in evaluable patients (N=21) at the 4-year timepoint:
•37% reduction in mean IOP across all three dose groups from 25.1 ± 2.5 mmHg at baseline post-washout to 15.9 ± 2.8 mmHg
•86% (18 of 21) of patients remained off all topical IOP-lowering drops
•90% of patients maintained ≥20/25 BCDVA
•No product-related adverse events were reported

“Achieving four years of sustained IOP reduction, while largely eliminating the need for daily drops and maintaining a clear safety profile and excellent visual outcomes, establishes a new benchmark for durable, drop-free disease control,” said Paul Yoo, O.D., senior vice president of clinical development for SpyGlass Pharma. “We look forward to gathering further long-term safety and efficacy evidence as we follow these patients through 2029.”

“This is the first time a sustained drug delivery implant for glaucoma therapy has demonstrated durable safety and efficacy results for four years,” said Patrick Mooney, chief executive officer of SpyGlass Pharma. “These remarkable results further underscore the significant potential for the BIM-IOL System to change the treatment paradigm for glaucoma patients undergoing cataract surgery. There is a significant unmet need to address as there are approximately one million cataract procedures performed in the United States each year in patients with glaucoma. The BIM-IOL System is designed to fit directly into every cataract surgeon’s workflow to address two of the leading causes of preventable blindness in a single procedure: restoring vision from cataracts and lowering IOP to preserve a patient’s precious sight. We are incredibly proud of these results as they demonstrate the versatility of our drug delivery technology to provide clinically meaningful, enduring IOP control for patients.”

About the First-in-Human Trial

The FIH trial is a single-center, prospective trial evaluating the BIM-IOL System for the treatment of elevated IOP in patients with mild-to-moderate OAG or OHT undergoing routine cataract surgery. A total of 23 patients were sequentially assigned 1:1:1 across three dosage groups (75 mcg, 150 mcg and 300 mcg). The BIM-IOL System in the FIH trial is designed to deliver bimatoprost for up to 7 years. At the 48-month timepoint, 21 evaluable patients remained. Prior to the 36-month visit, one patient moved outside the country and one patient was discontinued after receiving a cancer diagnosis.

About the Bimatoprost Drug Pad-IOL System

SpyGlass Pharma’s lead product candidate, the BIM-IOL System, comprising novel, proprietary non-bioerodible drug pads attached to its intraocular lens, was designed to be implanted during routine cataract surgery to reduce elevated IOP in patients who have either OAG or OHT. The BIM-IOL System being evaluated in ongoing Phase 3 clinical trials is designed to consistently deliver 3 years of bimatoprost, a prostaglandin analog approved for topical use by the U.S. Food and Drug Administration (FDA) in 2001, for the reduction of elevated IOP in patients with OAG or OHT.

The Company continues long-term follow-up of patients in both the FIH trial and Phase 1/2 trial as well as patient enrollment in ongoing Phase 3 clinical trials. SpyGlass Pharma plans to work with the FDA to advance the program through 505(b)(2) New Drug Application (NDA) submission and ultimately to potential commercial approval.

About SpyGlass Pharma

SpyGlass Pharma is a late-stage biopharmaceutical company dedicated to transforming the treatment paradigm for patients living with chronic eye conditions through long-acting, sustained drug delivery of approved medicines. The Company’s mission is to significantly improve the lives of patients with chronic eye conditions by developing durable drug delivery solutions that can empower patients and surgeons with confidence in long-term disease control and vision preservation.

The SpyGlass Pharma platform, a novel, non-bioerodible drug delivery technology, is designed to be used with various well-established, approved medicines, including bimatoprost and other small molecules, providing flexibility to potentially treat a range of conditions in the front and back of the eye.

The Company was founded in 2019 by Malik Y. Kahook, M.D. and Glenn Sussman to solve the lack of ophthalmic innovations that capitalize on durable treatment options. The SpyGlass Pharma platform was originally developed in the Sue Anschutz-Rodgers Eye Center at the University of Colorado Anschutz School of Medicine.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The terms "lasting," "long-term," and "enduring" refer to being able to control IOP for years with one procedure compared to current eye drops, which require dosing daily or even more frequently. All statements in this press release that are not purely historical are forward-looking statements, including, but not limited to, statements regarding: the potential benefits and impact of the BIM-IOL System on patients, anticipated follow-up and presentation of additional data, and SpyGlass Pharma’s plans relating to the clinical development of the BIM-IOL System towards commercial approval. The forward-looking statements contained herein are based upon SpyGlass Pharma’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including those set forth in the Risk Factors section of the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2026, filed with the Securities and Exchange Commission on August 6, 2026, and the other documents that SpyGlass Pharma may file from time to time with the SEC. These forward-looking statements are made as of the date of this press release, and SpyGlass Pharma assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Media Contact:
Nami Surendranath
(402) 507-6757
nami.surendranath@omc.com

Investor Contact:
Ami Bavishi or Nick Colangelo
Gilmartin Group LLC
investors@spyglasspharma.com